Robert D. Novo VP – Human Resources & EH&S

90 E. Halsey Road Parsippany, NJ 07054 Tel. (973) 515-1800 Fax (973) 515-3211

September 21, 2005

Andrew Hines
28 Stoneleigh Park
Westfield, N.J. 07090

Dear Andy:

This letter will confirm our offer of employment as GenTek’s Vice President & Chief Financial Officer located in Parsippany, New Jersey. In this role, you will report to Bill Redmond, CEO, and your primary responsibilities will be for all finance functions, financial planning and analysis and IT functions. Upon acceptance of our offer, we will mutually agree upon a start date.

The key aspects of your employment with us are as follows:

1.	You will receive a base salary of $30,000 per month ($360,000 annually).

2.	You will be eligible for a performance-based bonus as follows: Your target bonus will be fifty percent (50%) of your base salary. Bonus eligibility will be based upon Company and individual performance considerations and will be subject to the terms of the GenTek Management Incentive Plan, as may be modified from time to time at the discretion of the Company’s Board of Directors. Your 2005 bonus will be prorated for this calendar year. Bonus payments to senior executives are normally made following the close of the audit, typically in the first quarter following each fiscal year.

3.	You will be eligible to participate in Gentek’s Long Term Incentive Plan (“LTIP”). In accordance with the terms and conditions of the GenTek Management and Directors Incentive Plan, you will be eligible to receive an award with a target grant date value of $310,000. You will be eligible for a “full year” award in 2005. It is the Company’s intent, subject to the discretion and approval of the Board, to grant you an LTIP award every year.

4.	You will receive three (3) weeks’ vacation per year starting in calendar year 2006.

5.	In the unlikely event your employment is terminated, you will be entitled to severance protection as follows, subject to your executing our standard Separation Agreement:

–	24 months severance pay in the event your termination is a result of a “change in control”
–	12 months severance pay in the event your termination is for any reason other than “for cause”

Definitions for “change in control” and “for cause” will be provided under separate over.

6.	Recognizing your proximity to the Parsippany headquarters office, relocation of your primary residence will not be necessary.

Mr. Andrew Hines
September 20, 2005

7.	You will be eligible to participate in employee benefits programs offered to all Parsippany based salaried employees, which currently includes a 401(K) savings plan, health, and life insurance programs, each in accordance with the terms of each of the respective plans’ provisions as the same may be modified from time to time. Upon acceptance of this offer, a more comprehensive description of the benefits package will be forwarded to you.

As with all our key executives, it is our practice to conduct a routine background check with your advance approval. This offer of employment is subject to receiving a positive report. I believe that you have already signed the current forms for this check. This offer of employment is also conditioned upon satisfactory completion of a company paid physical examination and substance abuse test, the results of which will be used in accordance with all applicable laws. Completion of the physical is part of our pre-employment process; it will have no bearing upon this offer unless the results indicate that you are unable to perform the essential functions of the position offered, even with reasonable accommodations. All of the paperwork you will need for your employment physical and substance abuse test is enclosed. Please call Linda Proctor to arrange your physical at (800) 631- 8050, extension 2459.

Andy, we look forward to having you as a member of our team and are confident that you will find your employment here rewarding. If the foregoing is acceptable, please so indicate by signing below and returning one copy of this letter to us along with our standard Non-Compete/Confidential Disclosure Agreement as well as acknowledgement of the following policies: Insiders Trading Policy, Code of Conduct, Information Services Security, Policy and Substance Abuse Policy, all of which are enclosed. The second copy of this letter is for your records. If you have any questions, please feel free to contact me.

Very truly yours,

Robert D. Novo
VP – Human Resources & EH&S

ACCEPTANCE OF OFFER:	DATE:

Enclosures